Exhibit 99.1

Holicity Inc. Announces Effectiveness of Registration Statement for

Proposed Business Combination with Astra Space, Inc.

Special Meeting Scheduled for June 30, 2021

NEW YORK AND ALAMEDA, CA, June 7, 2021 – Holicity Inc., a Delaware corporation (the “Company”) (Nasdaq: HOLUU, HOL, HOLUW), announced today that its registration statement on Form S-4 (File No. 333-255703) (as amended, the “Registration Statement”), relating to the previously announced business combination (the “Business Combination”) with Astra Space, Inc. (“Astra”), has been declared effective by the U.S. Securities and Exchange Commission (“SEC”) and that it has commenced mailing the definitive proxy statement/prospectus relating to the Special Meeting (the “Special Meeting”) of the Company’s stockholders to be held on June 30, 2021 in connection with the Business Combination. The proxy statement/prospectus is being mailed to the Company’s stockholders of record as of the close of business on May 24, 2021 (the “Record Date”).

“We are pleased to announce this significant milestone for our transaction,” said Craig McCaw, Chairman and CEO of Holicity. “Astra continues to make progress creating a space platform that fulfills the need of simple and accessible launches to help fuel the trillion dollar-plus space economy and launch a new generation of services to enhance our lives.”

Since the merger was announced, Astra has accelerated the following areas of its business:

●	Customer Acquisition: NASA awarded Astra the TROPICS Contract, a three-launch mission to observe and analyze the impact of tropical storms. Astra also announced a multi-launch contract with Planet, one of the leading small satellite companies focused on Earth Observation.
●	Factory Expansion: Astra is expanding its factory in Alameda, which was recently chronicled by CNBC.
●	Technology Advancement: Astra announced the acquisition of Apollo Fusion, which will allow it to expand their TAM, reach mid-Earth, geosynchronous, and lunar orbits, and accelerate its ability to offer Space Services. The deal is accretive to revenue in the first year.
●	Leadership Team Additions: Astra has added executive level leaders from companies such as Apple, Tesla, Blue Origin, IBM, and SpaceX.

“We are excited to present the business combination to Holicity stockholders on schedule this quarter,” said Chris Kemp, Founder, Chairman and CEO of Astra. “We look forward to becoming the first publicly-traded space launch company on Nasdaq.”

About Astra

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Astra is the fastest privately-funded company in history to reach space. With over 50 launches under contract, Astra will begin delivering customer payloads into low Earth orbit in Summer 2021, moving to monthly, biweekly, weekly, and daily launches by 2025. Visit www.astra.com for more information.

About Holicity

Holicity Inc. is a special purpose acquisition company (“SPAC”) sponsored by Pendrell X-icity Holdings Corporation, which is a subsidiary of Pendrell Corporation, a permanent capital vehicle whose controlling shareholder is Mr. Craig O. McCaw.

Important Information About the Business Combination and Where to Find It

In connection with the proposed Business Combination, the Company publicly filed with the SEC a registration statement on Form S-4 (the “Registration Statement”) (Registration No. 333-255703), which includes a proxy statement/prospectus, and certain other related documents, which will be both the proxy statement to be distributed to holders of shares of the Company’s common stock in connection with the Company’s solicitation of proxies for the vote by the Company’s stockholders with respect to the Business Combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer and sale of the securities of the Company to be issued in the Business Combination. The Company’s stockholders and other interested persons are advised to read the proxy statement/prospectus included in the Registration Statement and the amendments thereto and the definitive proxy statement/prospectus, as these materials will contain important information about the parties to the Business Combination Agreement, the Company and the Business Combination. The definitive proxy statement/prospectus is being mailed to stockholders of the Company as of the Record Date to be established for voting on the Business Combination and other matters as may be described in the Registration Statement. Stockholders are able to obtain copies of the proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference in the proxy statement/prospectus, without charge, at the SEC’s web site at www.sec.gov, or by directing a request to: Holicity Inc., 2300 Carillon Point, Kirkland, WA 98033, Attention: Craig McCaw, Chief Executive Officer, (425) 278-7100.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s registration statement on Form S-1, which was initially filed with the SEC on July 17, 2020, and is available free of charge at the SEC’s web site at sec.gov, or by directing a request to Holicity Inc., 2300 Carillon Point, Kirkland, WA 98033, Attention: Secretary, (425) 278-7100. Additional information regarding the interests of such participants is contained in the Registration Statement.

Astra and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination is contained in the Registration Statement.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and Astra’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s and Astra’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s and Astra’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against the Company and Astra following the announcement of the Business Combination Agreement and the transactions contemplated therein; (2) the inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of the Company, approvals or other determinations from certain regulatory authorities, or other conditions to closing in the Business Combination Agreement; (3) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transactions contemplated therein to fail to close; (4) the inability to obtain or maintain the listing of New Astra’s Class A common stock on Nasdaq following the Business Combination; (5) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (6) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably and retain its key employees; (7) costs related to the Business Combination; (8) changes in applicable laws or regulations; (9) the possibility that Astra or the combined company may be adversely affected by other economic, business, and/or competitive factors; (10) New Astra’s ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness; (11) the impact of COVID-19 on Astra’s business and/or the ability of the parties to complete the Business Combination; and (12) other risks and uncertainties indicated from time to time in the proxy statement/prospectus relating to the Business Combination, including those under “Risk Factors” in the Registration Statement, and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Contact Information

Astra

Media

kati@astra.com

Investors

investors@astra.com

Carolyn Bass

Market Street Partners

cbass@marketstreetpartners.com

Holicity

Media

Todd Wolfenbarger

todd@summitslc.com

+1(801) 244-9600